UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

AND

PROXY STATEMENT

MAY 12, 2009

59 Maiden Lane, 6th Floor
New York, NY 10038
Phone: 212.220.7120
Fax: 212.220.7130
www.amtrustgroup.com

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2009

April 20, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “Company,” “our,” “us,” or “we”), which will be held on May 12, 2009, commencing at 10:00 a.m. (local time), at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and vote upon (1) the election of seven directors, (2) the ratification of the appointment of BDO Seidman, LLP as our independent auditors, and (3) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the Meeting is more fully described in the attached Proxy Statement.

Holders of record of Common Stock of record at the close of business on March 31, 2009, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

A copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is being mailed together with this Notice of Annual Meeting of Shareholders and Proxy Statement. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 6th Floor, New York, New York 10038, and Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

STEPHEN UNGAR
General Counsel and Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting to Be Held on May 12, 2009:

The proxy statement and annual report to security holders are available at www.vfnotice.com/amtrust.

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust Financial,” “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on May 12, 2009, at 10:00 a.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about April 20, 2009.

All Common Stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, and “FOR” the ratification of BDO Seidman, LLP as our independent auditors. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. AmTrust Financial will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 31, 2009, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 59,330,836 shares of Common Stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees and the other directors continuing in office is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors, shareholders may vote in favor of or against the proposal or may abstain from voting.

A majority of the outstanding Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of AmTrust Financial, represented in person or by proxy at the Annual Meeting, is necessary to ratify the selection of BDO Seidman, LLP as our independent auditor.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Brokers who do not receive shareholder instructions are entitled to vote on the election of directors and the ratification of our independent auditors. Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by each person or group known by us to own more than 5% of our Common Stock. Ownership percentages are based on 59,330,836 shares of Common Stock outstanding as of March 31, 2009.

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind 59 Maiden Lane, 6th Floor New York, New York 10038	6,022,000	(1)	10.1%
George Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,577,643	(2)	24.6%
Michael Karfunkel 59 Maiden Lane, 6th Floor New York, New York 10038	14,845,500	(3)	25.0%

(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 shares of Common Stock. Mr. Zyskind does not have a beneficial interest in the shares owned by Teferes Foundation and, therefore, Mr. Zyskind disclaims beneficial ownership of these shares of Common Stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. G. Karfunkel, owns 5,544,643 shares of Common Stock. Mr. G. Karfunkel does not have a beneficial interest in the shares owned by Chesed Foundation of America and, therefore, Mr. G. Karfunkel disclaims beneficial ownership of these shares of Common Stock.
(3)	The Hod Foundation, a charitable foundation controlled by Mr. M. Karfunkel, owns 5,812,500 shares of Common Stock. Mr. M. Karfunkel disclaims beneficial ownership of these shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our Common Stock by each director, each person named in the Summary Compensation Table under “Executive Compensation” below, and of all our directors and executive officers as a group as of March 31, 2009. For purposes of the table below, Common Stock subject to options which are currently exercisable or exercisable within 60 days of May 12, 2009 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Common	Barry D. Zyskind	6,022,000	(1)	10.1%
Common	George Karfunkel	14,577,643	(2)	24.6%
Common	Michael Karfunkel	14,845,500	(3)	25.0%
Common	Donald T. DeCarlo	37,656	(4)	*
Common	Abraham Gulkowitz	22,656	(5)	*
Common	Isaac M. Neuberger	22,656	(5)	*
Common	Jay J. Miller	97,656	(5)	*
Common	Max G. Caviet	100,781	(5)	*
Common	Michael J. Saxon	298,147	(6)	*
Common	Ronald E. Pipoly, Jr.	298,147	(6)	*
Common	Christopher M. Longo	298,147	(6)	*
	All executive officers and directors as a group (12 persons)	36,620,989		60.5%

*	Less than one percent.
(1)	The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 55,000 shares of Common Stock. Mr. Zyskind does not have a beneficial interest in the shares owned by Teferes Foundation and, therefore, Mr. Zyskind disclaims beneficial ownership of these shares of Common Stock.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. G. Karfunkel, owns 5,544,643 shares of Common Stock. Mr. G. Karfunkel does not have a beneficial interest in the shares owned by Chesed Foundation of America and, therefore, Mr. G. Karfunkel disclaims beneficial ownership of these shares of Common Stock.
(3)	The Hod Foundation, a charitable foundation controlled by Mr. M. Karfunkel, owns 5,812,500 shares of Common Stock. Mr. M. Karfunkel disclaims beneficial ownership of these shares of Common Stock.
(4)	Includes 22,656 options that are exercisable within 60 days of our annual meeting to be held on May 12, 2009.
(5)	Represents options which are exercisable within 60 days of our annual meeting to be held on May 12, 2009.
(6)	Includes 298,047 options that are exercisable within 60 days of our annual meeting to be held on May 12, 2009.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2010 Annual Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal.

Our Board of Directors met or acted by unanimous written consent on seven occasions during 2008. Each of our directors attended 75% or more of the regular and special Board and Board committee meetings on which such director served. We have adopted a policy requiring that each member of our Board of Directors attend our Annual Meeting.

Independence of Directors

Five of our seven directors, George Karfunkel, Donald T. DeCarlo, Abraham Gulkowitz, Isaac M. Neuberger and Jay J. Miller, are Independent Directors under the NASDAQ Marketplace Rules. The remaining two directors, Barry D. Zyskind and Michael Karfunkel, do not qualify as Independent Directors.

We are a “controlled company” as defined in Rule 4350(c)(3) of NASDAQ’s listing qualification standards because George Karfunkel, Michael Karfunkel and Barry D. Zyskind, directly or indirectly, collectively beneficially own or control approximately 59.7% of our voting power. See “Security Ownership Of Certain Beneficial Owners”. Therefore, we are exempt from the requirements of Rule 4350(c) with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of Independent Directors;
•	the compensation of our executive officers determined by a majority of our Independent Directors or a Compensation Committee comprised solely of Independent Directors; and
•	director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our Independent Directors or by a Nominating Committee comprised solely of Independent Directors.

Michael Karfunkel is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 4350(c)(2), our Independent Directors have regularly scheduled meetings at which only Independent Directors are present. Our Independent Directors met in Executive Session four times during 2008.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Each committee has its own charter. Our Audit Committee is comprised entirely of Independent Directors. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 31, 2009 and the function of each committee are described in the following table.

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Barry D. Zyskind			x*
Michael Karfunkel		x	x	x
George Karfunkel			x
Donald T. DeCarlo	x	x*
Abraham Gulkowitz	x**
Isaac M. Neuberger	x			x*
Jay J. Miller		x		x

*	Chair
**	Audit Committee Financial Expert and Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on our website and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and currently consists of the following Independent Directors: Mr. Gulkowitz, who is also the Chairman of the Committee, Mr. DeCarlo and Mr. Neuberger. The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

During 2008, the Audit Committee met four times.

Executive Committee

The Executive Committee has responsibilities that include exercising the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors; and deciding issues from time to time delegated by the Board of Directors.

The members of our Executive Committee are Mr. Zyskind, who is also the chairman of the committee, George Karfunkel and Michael Karfunkel.

The Executive Committee met on a monthly basis in 2008.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors; develops and recommends to the Board of Directors a set of corporate governance principles applicable to it; and oversees the evaluation of the Board of Directors and management.

The members of our Nominating and Corporate Governance committee are Mr. Neuberger, who is also the chairman of the committee, Mr. Miller and Michael Karfunkel. The Nominating and Corporate Governance Committee does not have a charter.

In carrying out its function to nominate candidates for election to our Board, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board at that point in time. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board.

The Nominating and Corporate Governance Committee also would consider recommendations for director candidates submitted by shareholders. A shareholder recommending an individual for consideration by the Committee must provide (i) evidence in accordance with the provisions of Regulation14a-8 under the Securities Exchange Act of 1934, as amended, of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) and the security holder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, address, principal occupation or employment, and stock ownership. Shareholders should send the required information to AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038.

In order for a recommendation to be considered by the Committee for the 2009 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business, local time, on January 2, 2009. Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Committee for consideration at a future Committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Committee.

The Nominating and Corporate Governance committee met one time in 2008 to nominate the incumbent directors for election to the Board of Directors at the 2008 Annual Meeting.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our executive officers and reviews and approves employment and severance agreements with our executive officers. The Compensation Committee also administers the grant of stock options and other awards under our 2005 Equity Incentive Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants.

The members of the Compensation Committee are Mr. DeCarlo, who is also the chairman of the committee, Mr. Miller and Michael Karfunkel. Michael Karfunkel does not participate in any matters relating to Mr. Zyskind’s compensation.

The Compensation Committee’s sets compensation levels for our executive officers by reviewing the compensation levels of comparable executives at companies of similar size and development operating in our industry. Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined by the Compensation Committee and the Board of Directors.

The Compensation Committee met or acted by unanimous written consent two times in 2008.

Compensation of Directors

We pay an annual retainer of $55,000 to each non-employee director of the Company other than George Karfunkel and Michael Karfunkel. In addition, each such director received a fee of $2,000 for each meeting of the Board of Directors attended in person and $1,000 for each meeting of the Board of Directors attended via teleconference. Each such non-employee director who chaired a committee also received an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. Each such non-employee director received a fee of $1,000 for each meeting of a committee of the Board of Directors attended. We also reimbursed our directors for reasonable expenses they incurred in attending Board of Directors or committee meetings.

In 2008, we also paid Mr. Miller an additional $85,000 in consideration of his serving a director on the boards of our subsidiaries. Additionally, we paid Mr. DeCarlo an additional $21,000 in consideration of his serving as a director on the boards of certain of our subsidiaries.

Pursuant to our 2005 Equity Incentive Plan, in 2008 we made a grant of options to purchase 6,250 shares of our Common Stock, which will vest over a period of one year to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. We intend to make additional annual grants of options to purchase 6,250 shares of our Common Stock to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. Each such option will fully vest one year after the date of grant. Such options will have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel and Michael Karfunkel will not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ending December 31, 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Michael Karfunkel	—	—	—
George Karfunkel	—	—	—
Donald T. DeCarlo	100,000	38,479	138,479
Abraham Gulkowitz	75,000	38,479	113,479
Isaac M. Neuberger	70,000	38,479	108,479
Jay J. Miller	153,000	324,126	477,126

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2008 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries.
(2)	The amounts in this column reflect the compensation costs for financial reporting purposes for the year under FAS 123R without regard to forfeiture assumptions. See Note 12 “Share Based Compensation,” in the Notes to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 for our assumptions used to determine the compensation costs associated with stock option awards that we expensed in 2008. At December 31, 2008, the aggregate number of option awards outstanding was: Mr. DeCarlo — 25,000 shares; Mr. Gulkowitz — 25,000 shares; Mr. Neuberger — 25,000 shares; and Mr. Miller — 125,000 shares. Unvested options are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his sixty-fifth birthday or, with consent of the Company, on or after his fifty-fifth birthday; (ii) disability; or (iii) death, the options become fully vested. Following the named executive officer’s termination date, except if terminated for cause, he may exercise vested options for up to three months following the termination, or six months if termination were due to death, or, if sooner, the expiration dates of the options.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 6th Floor, New York, New York 10038. The Corporate Secretary delivers all such communications to the addressee or addressees set forth in the communication.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on our website at www.amtrustgroup.com and is available in print to any shareholder who requests a copy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of ownership and changes of ownership of our Common Stock and common share units with the SEC. We believe that during fiscal year 2008, all filing requirements applicable to our directors and executive officers were timely met.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors consists of seven members, with each director elected to serve a one-year term. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2010 Annual Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Donald T. DeCarlo, Abraham Gulkowitz, Michael Karfunkel, George Karfunkel, Jay J. Miller, Isaac M. Neuberger and Barry D. Zyskind for election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Information About the Nominees

Barry D. Zyskind, 37, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as the Company’s Chief Executive Officer and President. Mr. Zyskind also serves as a Director of our wholly owned subsidiaries Technology Insurance Company, Inc. (“TIC”), Rochdale Insurance Company (“RIC”), Wesco Insurance Company (“WIC”), AmTrust International Insurance Ltd. (“AII”), AmTrust International Underwriters Limited (“AIU”), Associated Industries Insurance Company, Inc. (“AIIC”), Associated Industries Insurance Services, Inc. (“AIIS”), IGI Group, Ltd., AmTrust North America, Inc. (“ANA”), AMT Warranty Corp. (“AMTW”), Princeton Agency, Inc. (“PAI”) and North American Risk Management, Inc. Mr. Zyskind currently serves as chairman of the board of Maiden Holdings, Ltd. (see Certain Relationships and Related Transactions). Prior to joining AmTrust Financial, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel.

Michael Karfunkel, 66, Chairman of the Board of Directors since 1998, has been associated with American Stock Transfer & Trust Company since 1971, where he is Chairman of the Board and President. He also serves on the boards of directors of TIC, RIC, WIC, AII, AIU and PAI. Mr. Karfunkel is the brother of George Karfunkel and father-in-law of Mr. Zyskind.

George Karfunkel, 60, Director since 1998, has been associated with American Stock Transfer & Trust Company since 1971, where he is Senior Vice President and a Director. Mr. Karfunkel serves as vice chairman of The Upstate Bank. He serves on the boards of directors of TIC, RIC, WIC, AII, AIU and PAI. Mr. Karfunkel is the brother of Michael Karfunkel.

Donald T. DeCarlo, 70, Director since 2006, is an attorney in private practice. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, where he was managing partner prior to his departure. Mr. DeCarlo has been a Commissioner of the New York State Insurance Fund since 1997. He is also a director of TIC, RIC, WIC, AIIC, AIIS, Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New, and Strathmore Insurance Company. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo received a B.A. from Iona College in 1960 and a J.D. from St. John’s University School of Law in 1969.

Abraham Gulkowitz, 60, Director since 2006, is the senior managing principal of Brookville Capital, a hedge fund specializing in credit analysis, which is a wholly owned indirect subsidiary of Morgan Stanley. Mr. Gulkowitz has worked at Brookville Capital since 2002. From 1978 to 2002, Mr. Gulkowitz served as a Senior Managing Director and a member of the partners’ management group at Bankers Trust/Deutsche Bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was responsible for financial market analysis. Previously, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz received his M.B.A. from New York University, where he also did post-graduate work in economics.

Jay J. Miller, 76, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 40 years. Mr. Miller joined the Company in 1998 and served as its secretary (without compensation) from 1998 to 2005. Mr. Miller also serves as a Director of our wholly owned subsidiaries TIC, RIC, WIC, AII, AIU, AIIC, AIIS, AMTW, ANA, PAI and United Underwriting Agency, Inc., and is Chairman of the Board of Gulf USA Corporation. He is also a director of Integrated Business Systems, Inc. Mr. Miller received an A.B. from Syracuse University in 1952 and a J.D. from Columbia University School of Law in 1955.

Isaac M. Neuberger, 62, Director since 2006, is the senior principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber P.A., where he specializes in complex corporate and commercial matters, with emphasis in mergers and acquisitions and finance. Prior to starting the firm in 1989, Mr. Neuberger practiced in the firm of Melnicove, Kaufman, Weiner, Smouse & Garbis P.A. As an undergraduate, Mr. Neuberger studied at Johns Hopkins University, Loyola College and Ner Israel Rabbinical College, and he received his J.D. from the University of Maryland School of Law in 1969.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	37	Chief Executive Officer, President and Director
Max G. Caviet	54	President of AII and AIU
Michael J. Saxon	50	Chief Operating Officer
Ronald E. Pipoly, Jr.	42	Chief Financial Officer
Christopher M. Longo	35	Chief Information Officer

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Election of Directors”.

Max G. Caviet, President of AII and AIU, joined the Company in January 2003. Mr. Caviet serves on the boards of directors of both companies. Mr. Caviet was President and Chief Executive Officer of Maiden Holdings, Ltd. from May 2007 until November 2008, and a director of Maiden Holdings, Ltd. from May 2007 until April 2009. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. In 1990, Mr. Caviet joined Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited.

Michael J. Saxon, Chief Operating Officer, joined the Company in 2001. Prior to coming to AmTrust Financial, he was Chief Claims Officer for Credit General Insurance Company (a property and casualty insurer). In 1984, Mr. Saxon began his career at Liberty Mutual. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period. Mr. Saxon received a B.S. in Finance from the University of Akron in 1983.

Ronald E. Pipoly, Jr., Chief Financial Officer, joined the Company in 2001. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and finally Controller at PRS Group, Inc. (a property and casualty insurance holding company) in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, where he worked from 1988 through 1993. He received a B.S. in Accounting from the University of Akron in 1988.

Christopher M. Longo, Chief Information Officer, joined the Company in 2001. Previous to his employment with the Company, Mr. Longo was a commercial lines underwriter and actuarial analyst with Credit General Insurance Company. Mr. Longo received a B.S. in Biological Sciences from Kent State University in 2000.

EXECUTIVE COMPENSATION

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005, Mr. Zyskind serves as our President and Chief Executive Officer. Mr. Zyskind’s term of employment under his agreement continues until December 31, 2009, at which time the employment agreement automatically renews for successive three year terms, unless Mr. Zyskind or the Company provides 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. Effective January 1, 2007, Mr. Zyskind receives an annual base salary in the amount of $625,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of the Company’s pre-tax profit, subject to a cap equal to two and one-half times his salary if certain financial goals are met. See “Compensation Discussion and Analysis — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of the senior management of the Company.

If Mr. Zyskind’s employment terminates due to death, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. If Mr. Zyskind’s employment terminates due to disability, he will be entitled to the compensation and benefits enumerated above, except that his salary shall be offset by the amount of any long-term disability insurance benefit the Company may have elected to provide for him.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. Cause is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at the expense of the Company; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to the Company; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to the demonstrable and material detriment of the Company.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination, (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination, (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (iv) continued payment, for the remainder of his term of employment, of 100% of the cost of health insurance through the Company’s group health plan for himself, his spouse and dependent children and (v) other benefits in accordance with applicable plans and programs of the Company. Good reason is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) the Company’s failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any plan or policy of Company; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the Agreement by Company that is not cured within 10 business days after written notification by Executive of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any customer or employee of the Company for one year after termination.

Ronald E. Pipoly, Jr.

Under Mr. Pipoly’s employment agreement, dated as of December 1, 2005, Mr. Pipoly serves as an officer of our wholly-owned subsidiary, AmTrust North America, Inc., which we refer to as ANA. Mr. Pipoly also serves as our Chief Financial Officer. Mr. Pipoly’s original term of employment under his agreement was until May 31, 2008 and has automatically renewed through May 31, 2010. The employment agreement will automatically renew for successive one year terms thereafter, unless Mr. Pipoly or the Company provides 90 days’ written notice of an intention not to renew. Mr. Pipoly’s salary is subject to review by the Board of Directors annually. Mr. Pipoly receives an annual base salary in the amount of $400,000. Mr. Pipoly is entitled to an annual bonus comparable to the other senior executives of the Company, provided that the Company meets certain targets set forth in its business plan for the given time period, which shall be no less than 30% of his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors. Pursuant to his employment agreement, on February 9, 2006, Mr. Pipoly was granted 343,750 options, which will fully vest over a period of 4 years. On October 27, 2007, Mr. Pipoly was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Pipoly was granted an additional 50,000 options, which will fully vest over a period of 4 years.

In the event of disability, the Company may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses through the disability termination date. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary earned and any unreimbursed expenses accrued through the date of his death.

The Company may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. Cause is defined in Mr. Pipoly’s employment agreement as (i) a material breach of the employment agreement by Mr. Pipoly, but only if such breach is not cured within 30 days following written notice by the Company to Mr. Pipoly of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company. No act, failure to act or course of conduct on Mr. Pipoly’s part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of the Company.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with the Company, solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of January 1, 2005, Mr. Caviet serves as a senior executive of the Company, as President and a director of our wholly-owned subsidiary, AmTrust International Insurance, Ltd. and as an officer and director of other affiliates of the Company. Mr. Caviet’s original term of employment under this agreement was until December 31, 2008 and has automatically renewed through December 31, 2011. The employment agreement will automatically renew for successive three year terms, unless Mr. Caviet or the Company provides 180 days’ written notice of an intention not to renew.

Mr. Caviet’s salary is subject to annual review by the Board of Directors. Effective January 1, 2008, Mr. Caviet receives an annual base salary in the amount of £350,000. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the net pre-tax profit of the special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet exclusive of extraordinary items and investment income or loss. Mr. Caviet’s annual profit bonus is subject to a cap equal to one and one-half times his salary. See “Compensation Discussion and Analysis — Bonus” for further details regarding Mr. Caviet’s bonus payments. Mr. Caviet is also eligible for other bonus payments determined at the sole discretion of the Board of Directors. Pursuant to his employment agreement, on February 9, 2006, Mr. Caviet was granted 62,500 options, which will fully vest over a period of 4 years. On September 1, 2006, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years. On

October 27, 2007, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Caviet was granted an additional 50,000 options, which will fully vest over a period of 4 years.

In the event of disability, the Company may terminate Mr. Caviet’s employment upon five days’ written notice; however, the Company must provide Mr. Caviet permanent health insurance which is intended to provide benefits to him in the event of termination for disability. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary and profit bonus earned through his date of death as well as any unreimbursed expenses.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. Gross misconduct is defined in Mr. Caviet’s employment agreement as (i) a material or serious breach of the employment agreement by Mr. Caviet, but only if such breach is not cured within 30 days following written notice by the Company to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company or Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason including disability, other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet written through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all special risk and extended warranty business written by the Company and its affiliates under the direct or indirect supervision of Mr. Caviet written through the end of the employment period, through the expiration of such business, for a maximum period of five years from the end of the employment period.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, subject to the severance payments provided above, upon termination of employment he will not solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for two years after termination.

Michael J. Saxon

Under Mr. Saxon’s employment agreement, dated as of June 1, 2005, Mr. Saxon serves as President of ANA. Additionally, Mr. Saxon serves as the Chief Operating Officer of the Company. Mr. Saxon’s original term of employment under this agreement was until May 31, 2008 and has automatically renewed through May 31, 2010. The employment agreement will automatically renew for successive one year terms thereafter, unless Mr. Saxon or the Company provides 90 days’ written notice of an intention not to renew. Mr. Saxon is entitled to an annual salary review. Mr. Saxon receives an annual base salary in the amount of $500,000. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of the Company’s profit for the fiscal year, subject to a cap in the amount of his then current salary. See “Compensation Discussion and Analysis — Bonus” for further details regarding Mr. Saxon’s bonus payments. Mr. Saxon may also receive other bonus payments determined at the sole discretion of the Board of Directors. Pursuant to his employment agreement, on February 9, 2006, Mr. Saxon was granted 343,750 options, which will fully vest over a period of 4 years. On October 27, 2007, Mr. Saxon was granted an additional 50,000 options, which will fully vest over a period of 4 years. On August 25, 2008, Mr. Saxon was granted an additional 50,000 options, which will fully vest over a period of 4 years.

In the event of disability, the Company may terminate Mr. Saxon’s employment agreement upon five days’ written notice; however, he will be entitled to receive his salary and any unreimbursed expenses through the disability termination date and for three months thereafter. In the event Mr. Saxon dies during his term of employment, his heirs shall be entitled to receive his salary and any unreimbursed expenses through the date of his death and for the remainder of his employment period or one year, whichever period is greater. The Company may terminate Mr. Saxon’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Saxon after the date of termination. Cause is defined in Mr. Saxon’s employment agreement as (i) a material breach of the employment agreement by Mr. Saxon, but only if such breach is not cured within 30 days following written notice by the Company to Mr. Saxon of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company. No act, failure to act or course of conduct on Mr. Saxon’s part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of the Company.

Mr. Saxon has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Saxon has also agreed that upon termination of employment he will not compete with the Company, solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

Christopher M. Longo

Under Mr. Longo’s employment agreement, dated as of June 1, 2005, Mr. Longo serves as an officer of ANA. Additionally, Mr. Longo services as the Chief Information Officer of the Company. Mr. Longo’s original term of employment under this agreement was until May 31, 2008 and has automatically renewed through May 31, 2010. The employment agreement will automatically renew for successive one year terms thereafter, unless Mr. Longo or the Company provides 90 days’ written notice of an intention not to renew. Mr. Longo is entitled to an annual review of his salary by the Board of Directors on June 1, 2009. Mr. Longo receives an annual base salary in the amount of $300,000. Mr. Longo is entitled to an annual profit bonus equal to one percent (1%) of the Company’s profit for the fiscal year, subject to a cap equal to one and one-half times Mr. Longo’s then current salary. See “Compensation Discussion and Analysis — Bonus” for further details regarding Mr. Longo’s bonus payments. Pursuant to his employment agreement, on February 9, 2006, Mr. Longo was granted 343,750 options, which will fully vest over a period of 4 years. On October 27, 2007, Mr. Longo was granted an additional 50,000 options, which will fully vest over a period of 4 years.

In the event of disability, the Company may terminate his employment upon five days’ written notice; however, Mr. Longo will be entitled to receive his salary and any unreimbursed expenses through the disability termination date. In the event Mr. Longo dies during his term of employment, his heirs will be entitled to receive his salary and any unreimbursed expenses earned through the date of his death.

We may terminate Mr. Longo’s employment at any time for cause and, upon such an event, the Company will have no further compensation or benefit obligation to Mr. Longo after the date of termination. Cause is defined in Mr. Longo’s employment agreement as (i) a material breach of the employment agreement by Mr. Longo, but only if such breach is not cured within 30 days following written notice by the Company to Mr. Longo of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority which significantly adversely affects the business or reputation of the Company. No act, failure to act or course of conduct on Mr. Longo’s part shall be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in the best interest of the Company.

Mr. Longo has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Longo has also agreed that upon termination of employment he will not compete with the Company, solicit any customer or employee of the Company or solicit any entity that has been contacted by the Company regarding a possible acquisition by the Company for purposes of acquiring that entity, for three years after termination.

2005 Equity Incentive Plan

Our Board of Directors and Shareholders approved the 2005 Equity Incentive Plan in December 2005, which allows for grants of incentive stock options, non-qualified stock options and restricted shares of Common Stock to present and future officers, directors, employees and consultants of the Company or any subsidiary. The aggregate number of shares of Common Stock for which awards may be issued may not exceed 5,994,300 shares, and the aggregate number of shares of Common Stock for which restricted stock awards may be issued may not exceed 1,998,100 shares, subject to the authority of our Board of Directors to adjust this amount in the event of a consolidation, reorganization, stock dividend, stock split, recapitalization or similar transaction affecting our Common Stock.

Summary Compensation Table for Fiscal Year 2008

The following table sets forth the compensation paid or accrued by us in fiscal year 2008 for our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Barry D. Zyskind Chief Executive Officer	2008		637,019	—	—	1,562,500	33,816	2,233,649
	2007		625,000	—	—	1,562,500	34,130	2,221,630
	2006		600,000	—	—	1,050,000	34,800	1,684,800
Ronald Pipoly Chief Financial Officer	2008		407,962	—	318,961	375,000	6,900	1,108,823
	2007		300,000	—	241,332	375,000	6,750	923,082
	2006		224,250	750	202,698	275,000	3,375	706,073
Max Caviet President of AIU	2008	(3)	365,475	—	158,432	548,213	42,943	1,115,063
	2007	(4)	496,075	—	80,804	667,291	19,108	1,263,278
	2006	(5)	489,650	—	48,687	337,000	18,740	894,077
Michael J. Saxon Chief Operating Officer	2008		509,615	—	318,961	400,000	6,900	1,235,476
	2007		400,000	—	241,332	400,000	6,750	1,048,082
	2006		325,000	750	202,698	325,000	6,600	860,048
Christopher Longo Chief Information Officer	2008		306,250	—	299,410	375,000	6,900	987,560
	2007		250,000	—	241,332	375,000	6,750	873,082
	2006		174,250	750	202,698	262,000	4,375	644,073

(1)	Represents the compensation cost of stock awards for financial reporting purposes for the year under FAS 123R without regard to forfeiture assumptions. See Note 11 “Share Based Compensation,” in the Notes to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006 for our assumptions used to determine the compensation costs associated with stock awards which we expensed in 2006; see Note 12 “Share Based Compensation,” in the Notes to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 for our assumptions used to determine the compensation costs associated with stock awards which we expensed in 2007; and see Note 12 “Share Based Compensation,” in the Notes to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008 for our assumptions used to determine the compensation costs associated with stock awards which we expensed in 2008.
(2)	The amounts in this column reflect for each named executive officer matching contributions made by the Company under the 401(k) plan. The amount shown in this column for Mr. Zyskind also includes payments made by the Company on an automobile leased by Mr. Zyskind, the cost of health and dental coverage paid by the Company for Mr. Zyskind and his covered dependents, and the annual premium paid by the Company for individual permanent life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries. The amount shown in this column for Mr. Caviet only includes reimbursement of payments on an automobile leased by Mr. Caviet and the cost of health and dental coverage paid by the Company for Mr. Caviet and his covered dependents and the annual premium paid by the Company for individual life insurance coverage for the benefit of Mr. Caviet’s beneficiaries.
(3)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2008, which was $1.4619 to £1.00. Bonus is paid in U.S. dollars.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2007, which was $1.9843 to £1.00. Bonus is paid in U.S. dollars.
(5)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect in New York City on December 31, 2006, which was $1.9586 to £1.00. Bonus is paid in U.S. dollars.

Grant of Plan-Based Awards for Fiscal Year 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Target(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum
Barry D. Zyskind
Annual Bonus				$1,562,500
Ronald Pipoly
Equity Incentive Plan	8/25/2008					50,000	13.97	223,000
Annual Bonus		120,000		400,000
Max Caviet
Equity Incentive Plan	8/25/2008					50,000	13.97	223,000
Annual Bonus				767,498
Michael J. Saxon
Equity Incentive Plan	8/25/2008					50,000	13.97	223,000
Annual Bonus				500,000
Christopher Longo
Equity Incentive Plan
Annual Bonus				450,000

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the Company’s profits, which is subject to a maximum amount. There is no threshold or target amount, other than with respect to Mr. Pipoly, whose bonus will be no less than 30% of his base salary. See “Compensation Discussion and Analysis — Bonus” for further explanation of the calculation of these bonuses.
(2)	Stock options were granted to our named executive officers under our 2005 Equity Incentive Plan. Twenty-five percent of the stock options vest and become exercisable on the first anniversary of the grant date, with an additional 6.25% of the stock options vesting each quarter thereafter based on continued employment. Each stock option award expires on the tenth anniversary of the grant date. Unvested options are forfeited upon termination of employment; however, if the executive’s termination is due to (i) retirement on or after his sixty-fifth birthday or, with consent of the Company, on or after his fifty-fifth birthday; (ii) disability; or (iii) death, the option becomes fully vested. Following the named executive officer’s termination date, except if terminated for cause, he may exercise vested options for up to three months following the termination, or six months if termination was due to death, or, if sooner, the expiration dates of the options. To the extent permissible, the stock options are incentive stock options within the meaning of Section 422 of the Internal Revenue Code.
(3)	This amount reflects the grant date fair value in accordance with FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2008:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date
Barry D. Zyskind
Ronald Pipoly	236,328	107,422		7.00	2/9/2016	(1)
	12,500	37,500		14.55	10/23/2017	(2)
	—	50,000		13.97	8/24/2018	(3)
Max Caviet	42,969	19,531		7.00	2/9/2016	(1)
	28,125	21,875		7.50	9/1/2016	(4)
	12,500	37,500		14.55	10/23/2017	(2)
	—	50,000		13.97	8/24/2018	(3)
Michael J. Saxon	236,328	107,422		7.00	2/9/2016	(1)
	12,500	37,500		14.55	10/23/2017	(2)
	—	50,000		13.97	8/24/2018	(3)
Christopher Longo	236,328	107,422		7.00	2/9/2016	(1)
	12,500	37,500		14.55	10/23/2017	(2)

(1)	Granted on February 9, 2006 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on February 9, 2007. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on February 9, 2010.
(2)	Granted on October 24, 2007 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on October 24, 2008. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on October 24, 2011.
(3)	Granted on August 25, 2008 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option will vest on August 25, 2009. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on August 25, 2012.
(4)	Granted on September 1, 2006 under the 2005 Equity Incentive Plan. Twenty five percent (25%) of the option vested on September 1, 2007. Thereafter, an additional 6.25% of the option vests each quarter, until the option is 100% vested on September 1, 2010.

Option Exercises and Stock Vested

In 2008, none of our named executive officers exercised any stock option awards that were granted to them. The following table sets forth the aggregate number of stock options that became vested for our named executive officers during fiscal year 2008. The table also sets forth the value realized on vesting of the stock options (the market price on the date of vesting multiplied by the number of shares). These stock options awards were granted under our 2005 Equity Incentive Plan.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barry D. Zyskind
Ronald Pipoly	98,438	1,267,027
Max Caviet	40,626	491,602
Michael J. Saxon	98,438	1,267,027
Christopher Longo	98,438	1,267,027

(1)	The market value of the shares on the vesting date was determined based on the trading price on the NASDAQ on that date.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Compensation Discussion and Analysis — Employment Agreements” for further discussion of termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2008). Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted share awards granted under the 2005 Equity Incentive Plan upon a change in control of the Company, the financial effect of such an event has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause or For Good Reason		Death		Disability		Retirement		Cause
Barry D. Zyskind
Salary Continuation/Bonus	2,187,500	(1)	625,000	(3)	625,000	(4)
Benefits	16,780	(2)
Ronald Pipoly
Vesting of Stock Awards(5)			657,302		657,302
Max Caviet
Salary Continuation/Bonus	1,800,133	(6)			1,800,133	(6)	1,434,658	(7)
Benefits					35,860	(8)
Vesting of Stock Awards(5)			496,511		496,511
Michael J. Saxon
Salary Continuation			500,000	(9)	500,000	(9)
Vesting of Stock Awards(5)			657,302		657,302
Christopher Longo
Vesting of Stock Awards(5)			453,853		453,853

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2007 annual base salary provided through December 31, 2009, and (ii) the annual profit bonuses through December 31, 2009, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination.
(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2009, in all employee benefit plans or programs in which he was participating on December 31, 2007 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through the Company’s group health plan for Mr. Zyskind, his spouse and dependent children through December 31, 2009, and (iii) other benefits in accordance with applicable plans and programs of the Company.
(3)	This amount reflects Mr. Zyskind’s 2008 annual base salary provided through December 31, 2009.
(4)	This amount reflects Mr. Zyskind’s 2008 annual base salary provided through December 31, 2009 (which will be reduced by any long-term disability insurance benefit provided by the Company).
(5)	This amount includes the full vesting of unvested stock options in accordance with the named executive officers’ Stock Option Award Agreements under the 2005 Equity Incentive Plan.
(6)	This amount includes (i) Mr. Caviet’s salary through December 31, 2008, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all special risk and extended warranty business written by the Company and its affiliates through December 31, 2008 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if the Company elects to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Discussion of Summary Compensation and Grant of Plan Based Awards Tables.” Mr. Caviet’s employment agreement does not provide him with the opportunity to terminate employment with good reason.
(7)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all special risk and extended warranty business written by the Company and its affiliates through December 31, 2008 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(8)	This amount reflects the cost of providing Mr. Caviet with permanent health insurance in accordance with his employment agreement.
(9)	This amount reflects Mr. Saxon’s 2009 annual base salary.

COMPENSATION COMMITTEE REPORT

AmTrust Financial Services, Inc.’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and, as incorporated by reference, in our Annual Report on Form 10-K.

Donald T. DeCarlo (Chairman)
Michael Karfunkel
Jay J. Miller

April 1, 2009

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year.

Overview

The objectives of our executive compensation policy have been to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. To achieve these goals, we have strived to offer each executive an overall compensation package, which is simple, but competitive and retentive and a meaningful portion of which is tied to the achievement of specific objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels competitive for executives at companies of similar size and development operating in the industry based on size of performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which has been determined by the Compensation Committee and the Board of Directors. In addition to frequent discussions between the Chief Executive Officer and the Board of Directors, we also gather market compensation data through negotiations related to newly hired executives. We believe that the compensation levels for our named executive officers are competitive. We expect that as we continue to progress our compensation policies will evolve to reflect our achievements and to remain competitive. In March 2009, the Company retained a compensation consultant to advise our compensation strategy for executive management with the Board of Directors.

Executive Compensation

Our executive compensation policy includes the following elements:

Base Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we take into account the compensation paid to similarly situated executives employed at our competitors and cost of living considerations. The salaries of the named executive officers are reviewed on an annual basis.

Bonus.  We believe that bonuses should be dependent on and tied to the Company’s performance, and should only be paid in the event of superior performance. Our bonus policy is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. Except for Mr. Pipoly, the employment agreements for our named executive officers specify the annual bonus targets for each executive. In March 2009, the Compensation Committee proposed the bonus payments for our named executive officers for the 2008 fiscal year and such recommendations were adopted by the Board of Directors.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits, as set forth in their respective employment agreements. Each such named executive officer’s bonus is subject to an annual cap, based on a percentage of the officer’s base salary for the respective fiscal year, as set forth in their respective employment agreements. The maximum annual profit bonuses for these named executive officers are as follows: 250% of base salary for Mr. Zyskind; 150% of base salary for Mr. Caviet; 100% of base salary for Mr. Saxon; and 150% of base salary for Mr. Longo. Mr. Pipoly’s bonus, which is not subject to an annual cap, is determined in a different manner (as described below). We believe it would not be appropriate for the Chief Financial Officer’s bonus to be directly based on the Company’s results.

In addition to the annual profit bonus, under the terms of their respective employment agreements, each named executive officer is also eligible for a discretionary bonus, as determined each fiscal year by the Board of Directors. The actual amount of any discretionary bonus will be determined following a review of each named executive officer’s individual performance and contribution to our strategic goals during the fiscal year. The named executive officers did not receive discretionary bonuses in 2008.

Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent (2%) of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds a given threshold, subject to the annual cap discussed above. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. The threshold profit for fiscal year 2008 was $26.6 million.

The employment agreements for Mr. Saxon and Mr. Longo provide that the annual profit bonus will equal one percent (1%) of our profits for the fiscal year, subject to the annual caps discussed above. Profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreement as our after tax net income, excluding extraordinary income.

Mr. Pipoly’s employment agreement provides that the annual bonus will equal an amount comparable to our other senior executives, provided that we have met the targets set forth in our business plan for the subject annual period, and Mr. Pipoly’s annual bonus will be no less than thirty percent (30%) of his base salary.

Mr. Caviet’s annual bonus is equal to ten percent (10%) of our pre-tax net operating income, exclusive of extraordinary items and investment income or loss, arising from special risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, subject to the annual cap discussed above. The bonuses awarded to each named executive officer for 2008 are shown below in the “Summary Compensation Table for Fiscal Year 2008”.

Stock and Stock-Based Grants

Stock Options.  Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. Our 2005 Equity Incentive Plan (the “2005 Plan”) has provided the principal method for our named executive officers to acquire equity interests in the Company. The 2005 Plan was established to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The 2005 Plan authorizes us to grant incentive stock options, non-qualified stock options and restricted stock awards to our employees, officers, directors and consultants. There are currently approximately 535 people who are eligible to participate in the plan at the discretion of our Board of Directors, which oversees the administration of the Plan.

In 2008, our named executive officers, other than Mr. Zyskind who holds a significant equity interest in the Company, were awarded stock options in the amounts indicated below in the “Grants of Plan-Based Awards for Fiscal Year 2008” table. The stock options are intended to be treated as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to the extent possible. The stock options were granted at an exercise price equal to the fair market value of our Common Stock on the date of grant. Under the 2005 Equity Incentive Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the stock options become exercisable on the first anniversary of the grant date, with an additional 6.25% of the stock options vesting each quarter thereafter based on continued employment, and expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code.

Restricted Stock.  The Board of Directors has made, and may in the future elect to make, grants of restricted stock to our named executive officers. Under the 2005 Equity Incentive Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock vests on the first anniversary of the grant date, with 6.25% of the restricted stock vesting each quarter thereafter and based upon continued employment.

Retirement Plan.  We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our employees, however, participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to the Plan. No profit sharing contributions were made in 2008.

Change of Control and Severance Arrangements.  The employment agreements for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are as discussed in more detail above, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and Mr. Caviet and their families and provide Mr. Zyskind with an individual permanent life insurance policy. We also make the lease payments on an automobile leased by Mr. Zyskind and reimburse Mr. Caviet for the lease payments that he makes on an automobile. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2008.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.  The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites if it deems it advisable.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other four most highly compensated executive officers. Section 162(m) provides an exception to this deduction limit for performance based compensation that meets certain requirements. Two types of compensation can qualify as performance based compensation under section 162(m): (i) annual bonuses and other incentive awards, if they are payable or vest based on achievement of objective performance goals under a plan that meets the 162(m) requirements, and (ii) stock options and stock appreciation rights, if they are granted under a shareholder approved plan that meets certain criteria.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000. We have adopted a policy that requires that all related party transactions be approved by our Audit Committee.

Leap Tide Transactions

Leap Tide Capital Management, Inc. (“LTCM”), our wholly owned subsidiary, currently manages approximately $27 million dollars of our assets. These assets are held in a Bermuda managed account.

LTCM also serves as the Investment Manager of Leap Tide Partners, L.P., a domestic partnership, and Leap Tide Offshore, Ltd., a Cayman exempted company, both of which were formed for the purpose of providing qualified third-party investors the opportunity to invest funds in a vehicle managed by LTCM (the “Hedge Funds”). As of December 31, 2008, approximately $2.5 million dollars have been invested in the Hedge Funds. Approximately 88% of these funds were contributed by Michael Karfunkel, George Karfunkel and Barry D. Zyskind. Our Audit Committee has reviewed the Leap Tide transactions and determined that they were entered into at arms’ length and did not violate our Code of Business Conduct and Ethics. As of December 31, 2008, Michael Karfunkel and George Karfunkel withdrew all their funds from the Hedge Funds.

Corporate Office Lease Agreement

In June 2002, we entered into a lease for approximately 9,000 square feet of office space at 59 Maiden Lane in downtown Manhattan from 59 Maiden Lane Associates, LLC, an entity which is wholly owned by Michael Karfunkel and George Karfunkel. We paid annual rent of approximately $348,000 for this space in fiscal 2007. At the time we entered into the lease we were privately held and did not have an Audit Committee. Effective January 1, 2008, we entered into an amended lease whereby we increased our leased space to 14,807 square feet and extended the lease through December 31, 2017; the rent increased to $621,894 for the period from January 1, 2008 to December 31, 2012, and then $666,315 for the period from January 1, 2013, to December 31, 2017. The Audit Committee reviewed and approved this most recent extension of the lease.

In 2008, we entered into a lease for approximately 5,000 square feet of office space in Chicago, Illinois from 33 West Monroe Associates, LLC, an entity which is wholly owned by Michael Karfunkel and George Karfunkel. The Audit Committee reviewed and approved the lease agreement. We paid approximately $123,000 for the year ended 2008.

Barry Karfunkel Employment Relationship

Barry Karfunkel, an analyst with LTCM until January 31, 2009, earned $280,000 in salary in 2008. Barry Karfunkel is the son of Michael Karfunkel and the brother-in-law of Barry D. Zyskind. Our Audit Committee has reviewed Barry Karfunkel’s employment relationship and has determined that it is an arm’s length relationship and that it does not violate our Code of Business Conduct and Ethics.

American Stock Transfer & Trust Company

Our transfer agent, American Stock Transfer & Trust Company, was formerly controlled by Michael Karfunkel and George Karfunkel, both of whom remain officers of American Stock Transfer & Trust Company.

Maiden Agreements

Reinsurance Agreement

Maiden is a Bermuda insurance holding company formed by Michael Karfunkel, George Karfunkel and Barry Zyskind. Messrs. Karfunkel and Mr. Zyskind invested $50 million in Maiden and had an initial 18.6% ownership interest in Maiden, assuming the exercise of all common stock purchase warrants. Maiden Insurance Company, Ltd. (“Maiden Insurance”), a wholly-owned subsidiary of Maiden, is a class 3 Bermuda insurance company.

On January 20, 2009, Messrs. Karfunkel participated in a private placement of 260,000 units (the “Units”), each Unit consisting of $1,000 principal amount of capital securities of Maiden Capital Financing Trust, a trust established by Maiden Holdings North America, Ltd., and 45 common shares, $.01 par value, of Maiden for a purchase price of $1,000.45 per Unit (the “TRUPS Offering”). Approximately 62% of the securities in the TRUPS Offering were placed privately with Messrs. Karfunkel and the remainder with several existing institutional Maiden investors. After the completion of the TRUPS Offering, Messrs. Karfunkel and Mr. Zyskind and their respective charitable foundations and grantor retained annuity trusts have a combined 30.1% ownership interest, inclusive of full exercise of common stock purchase warrants, in Maiden.

During the third quarter of 2007, the Company and Maiden entered into master agreement, as amended, by which our Bermuda affiliate, AmTrust International Insurance, Ltd. (“AII”), and Maiden Insurance, entered into a quota share reinsurance agreement (the “Reinsurance Agreement”) by which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of certain premium written by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of our U.K. insurance subsidiary IGI, net of commissions) and 40% of related losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurers’ unearned premium reserves, effective as of July 1, 2007, with respect to current lines of business, excluding risks for which the AmTrust Ceding Insurers’

net retention exceeds $5,000 (“Covered Business”). We also agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company which writes Covered Business in which we acquire a majority interest to the extent required to enable AII to cede to Maiden Insurance 40% of the premiums and losses related to such Covered Business. The Agreement further provides that AII receives a ceding commission of 31% of ceded written premiums for Covered Business. The Reinsurance Agreement has an initial term of three years and will automatically renew for successive three year terms thereafter, unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty day’s notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

Effective June 1, 2008, the master agreement was amended that AII agreed to cede and Maiden Insurance agreed to accept and reinsure Retail Commercial Package Business, which the Company, through Affiliates, commenced writing effective June 1, 2008, in connection with our acquisition of Unitrin Business Insurance. AII ceded 100% of the unearned premium related to in-force Retail Commercial Package Business and losses related thereto at the acquisition date and 40% the Company’s net written premium and losses on Retail Commercial Package Business written or renewed on or after the effective date. The $2.0 million maximum liability for a single loss provided in the Reinsurance Agreement is not applicable to Retail Commercial Package Business. We received a ceding commission of 34.375% for Retail Commercial Package Business. We recorded approximately $114.7 million and approximately $59.1 million of ceding commission income during the years ended December 31, 2008 and 2007, respectively, as a result of this agreement.

Effective July 1, 2007, AmTrust, through a subsidiary, entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, AmTrust provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of reinsured premium. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. We recorded approximately $5.5 million and approximately $3.1 million of brokerage commission during the years ended December 31, 2008 and 2007, respectively.

In February 2009, AII and Maiden Insurance amended the Reinsurance Agreement to clarify that (i) AII would offer Maiden Insurance the opportunity to reinsure Excess Retention Business, which is defined as a policy issued by an insurance subsidiary with respect to which the insurance subsidiary’s retention is greater than $5 million and (ii) the deduction for the cost of inuring reinsurance from Affiliate Subject Premium ceded to Maiden Insurance is net of ceding commission. In addition, the Reinsurance Agreement has been amended by deleting the limitation on Maiden Insurance’s maximum liability in respect of a single loss, which, under certain circumstances, was $2.0 million. Pursuant to the Reinsurance Agreement, as amended, AII and Maiden share, proportionally, in all premium and losses ceded thereunder.

Asset Management Agreement

Effective July 1, 2007, AmTrust, through a subsidiary, entered into an asset management agreement with Maiden, pursuant to which we provide investment management services to Maiden. Pursuant to the asset management agreement, we earn an annual fee equal to 0.35% per annum of average invested assets plus all costs incurred. Effective April 1, 2008, the investment management services fee has been reduced to 0.20% per annum and is further reduced to 0.15% per annum if the average invested assets exceed $1 billion. As a result of this agreement, the Company recorded approximately $1.4 million and approximately $0.9 million of investment management fees for the years ended December 31, 2008 and 2007, respectfully.

Services Agreement

AmTrust, through its subsidiaries, entered into services agreements in 2008, pursuant to which it provides certain marketing and back office services to Maiden. Pursuant to the services agreements, we earn a fee equal to reimburse the Company for its costs plus 8%. We recorded approximately $1.2 million for the year ended 2008 as a result of this agreement.

Note Payable — Collateral for Proportionate Share of Reinsurance Obligation

In conjunction with the Reinsurance Agreement, AII entered into a loan agreement with Maiden Insurance during the fourth quarter of 2007, whereby, Maiden Insurance will lend to AII from time to time the amount of obligation of the AmTrust Ceding Insurers that AII is obligated to secure, not to exceed an amount equal to Maiden Insurance’s proportionate share of such obligations to such AmTrust Ceding Insurers in accordance with the reinsurance agreement. We are required to deposit all proceeds from the advances into a sub-account of each trust account that has been established for each AmTrust Ceding Insurer. To the extent of the loan, Maiden Insurance shall be discharged from providing security for its proportionate share of the obligations as contemplated by the reinsurance agreement. If an AmTrust Ceding Insurer withdraws loan proceeds from the trust account for the purpose of reimbursing such AmTrust Ceding Insurer, for an ultimate net loss, the outstanding principal balance of the loan shall be reduced by the amount of such withdrawal. The loan agreement was amended in February 2008 to provide for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Each advance under the loan is secured by a promissory note. Advances totaled approximately $168 million as of December 31, 2008. The Company recorded approximately $0.7 million of interest expense during 2008.

Other Reinsurance Agreement

Effective January 1, 2008, Maiden became a participating reinsurer in the first layer of our workers’ compensation excess of loss program, which provides coverage in the amount of $9 million per occurrence in excess of $1 million, subject to an annual aggregate deductible of $1.25 million. Maiden, which is one of two participating reinsurers in the layer, has a 45% participation. Maiden participates in the first layer of the excess of loss program on the same market terms and conditions as the other participant.

Principal Shareholders Consolidation

AmTrust Financial Group, Inc. (“AFG”) was the principal shareholder of the Company, owning approximately 24,089,286 shares of common stock of the Company (the “Common Stock”). Messrs. Michael Karfunkel, George Karfunkel and Barry Zyskind directly or indirectly held approximately 37.5%, 37.5% and 25.0%, respectively, of AFG. To simplify the stock ownership of AmTrust, two mergers were consummated, in 2007, whereby AFG and G/MK Acquisition Corp. were merged with and into a wholly owned subsidiary of AmTrust. AFG and G/MK Acquisition Corp. were primarily shell holding companies with no other assets, except for common stock. As a result, we issued and delivered 24,088,000 shares of Common Stock in exchange for 24,089,286 shares of Common Stock held by AFG, which shares were then issued in proportion to their respective AFG holdings: Michael Karfunkel received 9,033,000 shares, George Karfunkel received 9,033,000 shares, Barry Zyskind received 6,022,000, and the remaining 1,286 shares were returned to the treasury of the Company. The mergers had no impact on our financial position, results of operations or cash flows for the year ended 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence; reviewing and approving the planned scope of our annual audit; overseeing our independent auditors’ audit work; reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors; reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls; reviewing our critical accounting policies and the application of accounting principles; and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in 401(h) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on our website at www.amtrustgroup.com.

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors, with and without management present, to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, we received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

The Audit Committee Abraham Gulkowitz (Chairman) Donald T. DeCarlo Isaac M. Neuberger
April 1, 2009

PROPOSAL 2:
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of BDO Seidman, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2009. Although not required by our bylaws or otherwise, the Board believes it is appropriate to seek shareholder ratification of this appointment. If ratification is not obtained, the Audit Committee intends to continue the employment of BDO Seidman, LLP at least through the end of the fiscal year ending December 31, 2009, but will consider shareholder input for future appointments.

A representative of BDO Seidman, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO Seidman, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO Seidman, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO Seidman, LLP in these respects.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee delegates to our Audit Committee Chair preapproval authority for non-audit services up to $25,000 subject to subsequent approval by the full Audit Committee at its next scheduled meeting. Our Audit Committee reviewed and discussed with BDO Seidman, LLP the following fees for services rendered for the 2008 fiscal year and considered the compatibility of non-audit services with BDO Seidman, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO Seidman, LLP, our principal auditors, and BDO International affiliate firms, for 2008 and 2007. Other than as set forth below, no professional services were rendered or fees billed by BDO Seidman, LLP or its international affiliates during 2008 and 2007.

BDO Seidman, LLP	2008	2007
Audit Fees(1)	$2,175,270	$1,665,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	6,330	—
All Other Fees(4)	—	—
Total	$2,181,600	$1,665,000

(1)	Audit fees relate to professional services rendered for: (i) the audit of our annual financial statements and the reviews of our quarterly financial statements for the fiscal years ended December 31, 2008 and 2007, (ii) the reviews of our consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and securities offerings.
(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.
(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are Independent Directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF BDO SEIDMAN, LLP AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2010 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 6th Floor, New York, New York 10038, Attn: Corporate Secretary, on or before January 13, 2010, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2009 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before March 29, 2010. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about April 20, 2009.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 12, 2009

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at our headquarters at 59 Maiden Lane, 6th Floor, New York, New York 10038, on May 12, 2009 at 10:00 am, and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
AMTRUST FINANCIAL SERVICES, INC.

May 12, 2009

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES
LISTED FOR DIRECTORS AND “FOR” THE FOLLOWING PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	☐ Donald T. DeCarlo ☐ Abraham Gulkowitz ☐ George Karfunkel ☐ Michael Karfunkel ☐ Jay J. Miller ☐ Isaac Neuberger ☐ Barry D. Zyskind
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:	☒

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of BDO Seidman, LLP as Independent Auditor for the year ended December 31, 2009.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.